UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) June 30, 2008
Handleman Company

(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

1-7923	38-1242806

(Commission File Number)	(IRS Employer Identification No.)

500 Kirts Boulevard, Troy, Michigan	48084-4142

(Address of Principal Executive Offices)	(Zip Code)
(248) 362-4400

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers
On June 30, 2008, Handleman Company (“Handleman”) accepted the resignation of Mr. Khaled Haram from his position as Handleman’s Senior Vice President and Chief Financial Officer effective July 2, 2008. Handleman awarded Mr. Haram a one-time $100,000 bonus for his contributions to Handleman’s sale of the U.S. music business to Anderson Merchandising, as announced on June 2, 2008, and his other contributions related to Handleman’s business objectives.
On July 2, 2008, Handleman appointed Ms. Rozanne Kokko as its Senior Vice President and Chief Financial Officer. Ms. Kokko has been with Handleman since 1997 when she was hired as Director of Internal Audit. During her 11 years at Handleman, she has held positions in both business and finance positions including, Vice President of Finance, Vice President, General Manager for the National Customer Team, which included Kmart, Shopko and Pamida as customers and Vice President General Manager for the Wal-Mart US Customer Team in Bentonville, Arkansas. Ms. Kokko holds a Bachelor of Science Degree in Accounting from Walsh College and a MBA in Finance from Wayne State University and she is a Certified Internal Auditor. Prior to joining Handleman, Ms. Kokko spent 24 years with Kmart Corporation in various audit, finance and operational roles. In connection with her promotion, Handleman increased Ms. Kokko’s annual salary from $200,000 to $225,000.
In connection with the organizational changes described above, Handleman is filing the press release that it has attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

Exhibit Number	Exhibit Name
99.1	Press Release dated July 2, 2008 announcing the resignation of Mr. Khaled Haram and the appointment of Ms. Rozanne Kokko.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANDLEMAN COMPANY
Date: July 7, 2008	By:	/s/ Angelique Strong Marks
		Name:	Angelique Strong Marks
		Title:	Vice President and General Counsel